Exhibit 1.2

APPROVED

By the Extraordinary General Meeting of
Shareholders of Mechel OAO

Minutes of the Extraordinary General Meeting
of Shareholders No. 2 dated August 6, 2007.

Chairman of the Extraordinary General
Meeting of Shareholders

(V. V.Proskurnya)

Secretary of the Meeting

(O. A.Yakunina)
AMENDMENTS TO THE CHARTER OF
Mechel
Open Joint Stock Company
(hereinafter the “Company”)
Moscow, 2007

  1. Paragraph 1 of Clause 11.5 of the Company’s Charter shall be restated to read as follows:
“11.5.	Shareholders (a shareholder) owning on aggregate at least 2 percent of the voting shares of the Company shall be entitled to introduce issues to the agenda of the annual General Meeting of shareholders and to nominate candidates to the Board of Directors of the Company, the collegial executive body, the Review Commission and the counting commission of the Company, the number of which cannot exceed the membership of the corresponding body, as well as a candidate for the position of the sole executive body. Such proposals shall be submitted to the Company not later than 30 days after the end of the fiscal year.”
2. Clause 16.1 of the Company’s Charter shall be restated to read as follows:
“16.1.	The management bodies of the Company shall be:
16.1.1	the General Meeting of shareholders;

16.1.2	the Board of Directors;

16.1.3	the Collegial Executive Body (Management Board); and

16.1.4	the Sole Executive Body (General Director).”
3. Clause 17.4 of the Company’s Charter shall be restated to read as follows:
“17.4.	Any matters referred to the competence of the General Meeting of shareholders shall not be passed to the executive bodies of the Company for resolution. Matters referred to the competence of the General Meeting of shareholders shall not be passed to the Board of Directors of the Company for resolution, except for the matters stipulated by the Federal Law on Joint Stock Companies and the Charter of the Company.”
4. Clause 17.32 of the Company’s Charter shall be restated to read as follows:
“17.32.	The Company shall set up a counting commission. The membership of the counting commission shall be 3 persons. Members of the counting commission shall be approved by the General Meeting of shareholders. Members of the Board of Directors, members of the collegial executive body (Management Board), the Review Commission of the Company, the sole executive body of the Company, the managing organization or the manager, as well as candidates for these positions cannot be members of the counting commission.”
5.	Sub-clauses 18.3.34 and 18.3.35 of Clause 18.3 of the Company’s Charter shall be restated to read as follows:
“18.3.34.	determination of the number of members of the collegial executive body (Management Board), election of members of the collegial executive body (Management Board) of the Company, and earlier termination of their powers; and

18.3.35.	other matters stipulated by the Federal Law on Joint Stock Companies and this Charter, and the internal documents of the Company.”

6. The last paragraph of Clause 18.3 of the Company’s Charter shall be restated to read as follows:
“Matters referred to the competence of the Board of Directors of the Company cannot be passed to the executive bodies of the Company for resolution.”
       7. Clause 18.9 of the Company’s Charter shall be amended by adding a paragraph as follows:
“Members of the collegial executive body (Management Board) cannot comprise more than one fourth of the membership of the Board of Directors of the Company.”
      8. Clause 18.12 of the Company’s Charter shall be restated to read as follows:
“18.12.	For purposes of improving the effectiveness and quality of the work of the Board of Directors, permanent or provisional (for resolving certain issues) Committees (Subcommittees) can be formed to perform preliminary examination of the most important questions within the competence of the Board of Directors. Such Committees (Subcommittees) shall be formed on the basis of a resolution of the Board of Directors. Procedures for the formation and operation of the Committees shall be defined by the Bylaws thereon to be approved by the Board of Directors.”
9. Clause 18.14 of the Company’s Charter shall be restated to read as follows:
“18.14	A meeting of the Board of Directors of the Company shall be convened by the Chairman of the Board of Directors of the Company upon the initiative thereof, upon request of a member of the Board of Directors of the Company, the Review Commission of the Company, the auditor of the Company or the sole executive body of the Company.”
               10. The name of Article 19 of the Company’s Charter shall be replaced with the following: “19. EXECUTIVE BODIES”, and shall be restated to read as follows:
“19.1	Current operations of the Company shall be managed by the collegial executive body (Management Board) and the sole executive body (General Director) of the Company.

19.2.	The executive bodies are accountable to the Board of Directors of the Company and General Meeting of shareholders.

19.3.	All matters of managing current operations of the Company, except for the matters referred to the competence of the General Meeting of shareholders or the Board of Directors of the Company shall refer to the competence of the executive bodies of the Company. The executive bodies of the Company, shall organize the implementation of resolutions of the General Meeting of shareholders and the Board of Directors of the Company

19.4.	The General Director of the Company shall be the Chairman of the Management Board of the Company. The General Director of the Company shall be authorized to act on behalf of the Company in the following ways without a power of attorney:
•	perform operating management of the Company operations;

•	have the right of the first signature under financial documents;

•	manage the property of the Company to ensure current operations thereof within the limits established by this Charter and the current law of Russia, within his/her competence;

•	represent the interests of the Company both in the Russian Federation and abroad;

•	approve staff, make labor contracts with employees of the Company, reward employees and impose penalties thereon;

•	enter into transactions on behalf of the Company and within his/her competence;

•	issue powers of attorney on behalf of the Company;

•	open and close bank accounts of the Company;

•	organize accounting and reporting in the Company;

•	issue orders and give instructions obligatory for all employees of the Company;

•	organize the implementation of resolutions of the General Meeting of shareholders and the Board of Directors of the Company; and

•	perform other functions necessary to achieve the aims of the Company and to provide normal work thereof, in compliance with the current law and the Charter of the Company, except for the functions laid upon other management bodies of the Company by the Federal Law on Joint Stock Companies and the Charter of the Company.
19.5.	The General Director shall be appointed by the Board of Directors for a period of one year.

19.6.	A person, who is a participant, an official or another employee of a legal entity competing with the Company, shall not be appointed to the position of the General Director

19.7.	The authority of the General Director may be terminated before the expiration of the term of office thereof by a resolution of the Board of Directors for the following reasons:
•	failure to observe the requirements of the Charter of the Company, resolutions of the General Meeting of shareholders and the Board of Directors, and/or internal documents of the Company;

•	in cases stipulated by the agreement made therewith; and

•	in other cases stipulated by the current law.
In the event of termination of the authority of the General Director before the expiration of the term of office thereof, the Board of Directors shall appoint a new General Director.

19.8.	The General Director and the members of the Management Board shall not be entitled to carry out any other activity in addition to the management of the current operations of the Company, except for the membership of the General Director, who upon consent of the Board of Directors and the board of directors of other legal entities, may be entitled if it is necessary for the interests of the Company.

19.9.	Other rights and responsibilities of the General Director of the Company shall be determined by the Federal Law on Joint Stock Companies, other regulatory and legislative acts of the Russian Federation, internal documents of the Company and the agreement made between the Company and the General Director.

19.10.	Upon resolution of the General Meeting of shareholders, the authority of the sole executive body may be laid on a commercial organization (a managing organization) or an individual entrepreneur (manager) on a contractual basis. In the event the authority of the sole executive body has been laid on a managing organization or a manager, the Company shall accrue the civil rights and assume the civil obligations through such managing organization or manager in accordance with article 53, clause 1, paragraph 1, of the Russian Federation Civil Code.

19.11	A resolution on transferring the authority of the sole executive body of the Company to a managing organization or a manager shall be passed by the General Meeting of shareholders only upon recommendation of the Board of Directors of the Company.

19.12	The Management Board of the Company shall act on the basis of this Charter and a bylaw to be approved at the General Meeting of the shareholders, which shall define the terms and the procedure for convening and conducting meetings thereof, the procedure for making decisions, and other issues related to organizing the work of the Management Board.

The following matters shall pertain to the competence of the Management Board of the Company:
•	development and review of prospective plans for the implementation of priority lines in the Company’s activities and proposals on the Company’s development strategy, and submission thereof for consideration by the Board of Directors;

•	development and review of reports on the implementation of the Company’s investment projects of a value exceeding US$30.0 million and submitting thereof to the Board of Directors;

•	development and review of the Company’s investment projects of a value exceeding US$50.0 million and submitting thereof to the Board of Directors;

•	submission to the Board of Directors of proposals on placement of bonds by the Company and on acquisition of placed bonds by the Company, on participation (foundation, increase of participation share) and cessation of participation (decrease of participation share) of the Company in other organizations;

•	approval of annual and prospective investment programs of the Company;

•	approval of policies that are beyond the competence of the Board of Directors, and any amendments thereof;

•	approval of the Company’s document determining the form, structure, and content of the Company’s annual report;

•	making decisions on the approval of any transaction which is to be executed by the Company and that involves alienation (or possible alienation) of the Company’s non-current assets amounting to 10% to 25% of the book value of the Company’s assets determined as of the date of the approval of the transaction;

•	making decisions on the Company’s exercising its powers as shareholder (participant) in other entities during voting at meetings of shareholders/participants and nominating candidates to Boards of Directors, Review Commission, and as sole executive body thereof;

•	establishment of a wage system and development of an incentive system for the Company employees;

•	appointment of the secretary of the Management Board and termination of the powers thereof;

•	giving recommendations to the management bodies of the entities included in the list approved by the Company’s Management Board (hereinafter, the “Subsidiaries”) on the matters as follows:
a)	development of a bonus system for the Subsidiaries’ employees,

b)	approval of the parameters of the Subsidiaries’ organizational structures;

c)	participation (foundation, increase of participation share) and cessation of participation (decrease of participation share) of the Subsidiaries in other entities and reorganization of the Subsidiaries;

d)	approval of a transaction to be executed by a Subsidiary which involves alienation (or possible alienation) of such Subsidiary’s non-current assets amounting to 10% to 25% of the book value of the Subsidiary’s assets determined as of the date of the approval of the transaction;

•	deciding on other matters related to the current operations of the Company, submitted for consideration to the Management Board by its Chairman, by the Board of Directors, or by a shareholder owning at least 20 percent of the voting shares of the Company.
19.13.	The membership of the collegial executive body (Management Board) shall be determined by the Board of Directors.

The quorum for a meeting of the collegial executive body (Management Board) of the Company constitutes at least half of the elected members thereof.

19.14.	The Chairman of the collegial executive body (Management Board) of the Company shall conduct the meetings thereof and sign all documents approved by the Company’s Management Board. During a meeting of the Company’s Management Board minutes of such meeting shall be kept. The Minutes of the Company’s Management Board meetings shall be presented to the members of the Board of Directors of the Company, the Review Commission of the Company, and/or the auditor of the Company upon their request.

19.15.	No member of the collegial executive body (Management Board) is entitled to transfer his voting rights to another person, including another member of the collegial executive body (Management Board).

19.16.	The members of the Management Board shall be elected for an indefinite period. The powers of any member (or all members) of the Management Board can be terminated earlier by the Board of Directors on its own initiative, on the initiative of the Chairman of the Management Board of the Company or on the initiative of a member of the Management Board. The powers of a member of the Management Board shall be deemed terminated from the date defined in the decision of the Board of Directors or, in the event such date is not defined, from the date when the Board of Directors decided on the termination of powers.

19.17.	The General Director and the members of the Management Board of the Company shall disclose information on holding of the Company securities and on sale and/or purchase of the Company securities.
11. The name of Article 20 of the Company’s Charter shall be replaced with the following: “20. RESPONSIBILITY OF THE MEMBERS OF THE BOARD OF DIRECTORS, THE MEMBERS OF THE MANAGEMENT BOARD, AND THE GENERAL DIRECTOR OF THE COMPANY”, shall be restated to read as follows:
“20.1.	In exercising their rights and fulfilling their obligations the members of the Board of Directors, the members of the collegial executive body (Management Board), and the General Director of the Company shall act in the interests of the Company, they shall exercise their rights and fulfill their obligations in good faith and prudently.

20.2.	The members of the Board of Directors, the members of the collegial executive body (Management Board), and the General Director of the Company shall be liable to the Company for losses inflicted on the Company by their guilty actions (or omissions), unless other grounds and amount of liability are provided by federal laws. The members of the Board of Directors, who voted against a resolution which entailed losses to the Company or did not participate in such voting shall not be liable.

20.3.	In determining the grounds and the amount of liability of members of the Board of Directors, members of the collegial executive body (Management Board), and the sole executive body of the Company (the General Director), normal business conditions and other circumstances important for the case shall be taken into account.

20.4.	In the event several persons are liable under the provisions of this article, they shall be jointly liable to the Company.

The Company or a shareholder (or shareholders) owning in aggregate at least 1 percent of the outstanding common shares of the Company shall be entitled to sue the Board of Directors or the sole executive body of the Company in a court of law in order to recover damages inflicted on the Company as provided under paragraph 20.2.”
  12. Paragraph 1 of Clause 23.1 of the Company’s Charter shall be restated to read as follows:
“23.1.	Transactions (including a loan, credit, security or surety), in which there is an interest on the part of a member of the Board of Directors, a member of the collegial executive body (Management Board), the person performing the functions of the sole executive body of the Company, a shareholder of the Company owning together with its affiliated persons at least 20 percent of the voting shares of the Company, as well as a person entitled to give the Company obligatory instructions shall be executed by the Company in compliance with the current law.”
13. Clause 24.7 of the Company’s Charter shall be restated to read as follows:
“24.7.	Both a shareholder and any person proposed by a shareholder may become a member of the Review Commission. Members of the Review Commission of the Company cannot simultaneously be members of the Board of Directors of the Company, members of the collegial executive body (Management Board), the sole executive body or members of the liquidation commission of the Company.”
14. Sub-clause 25.6.10 of Clause 26.5 of the Company’s Charter shall be restated to read as follows:
“25.6.10	minutes of General Meetings of shareholders of the Company, of meetings of the Board of Directors of the Company, the collegial executive body (Management Board), the Review Commission of the Company.”
  15. Clause 25.10 of the Company’s Charter shall be restated to read as follows:
“25.10.	Shareholders (a shareholder) owning in aggregate at least 25 (twenty-five) percent of the voting shares of the Company shall have access to the accounting documents and the minutes of the meetings of the collegial executive body (Management Board). Documents of the Company shall be made available to a shareholder of the Company for familiarization on the basis of a written request of the shareholder of the Company at the address, where such documents are kept.”

16. The last paragraph of Clause 25.15 of the Company’s Charter shall be restated to read as follows:
“The sole executive body of the Company (the General Director) shall be responsible for disclosing information on the operations of the Company.”